EXHIBIT 10.2

TRADEMARK  LICENSING  AGREEMENT

This Trademark Licensing Agreement (the "Agreement") is made and entered into effective as of June 30, 2016 (the "Effective Date") by and between Trans-Lux Corporation, (the "Licensor"), and Trans-Tech (the "Licensee").

Recitals. WHEREAS, Licensor has adopted, has registered with the United States Patent and Trademark Office and the trademark offices of various foreign countries, and is using the trademark ("Trademark") throughout the world; and

WHEREAS, Licensee desires to use the Trademark; and

WHEREAS, Licensor, subject to the terms and conditions set forth in this Agreement, is willing to permit Licensee to use the Trademark for the mutual benefit of Licensor and Licensee.

NOW, THEREFORE, in consideration of the above premises, the mutual covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. License

Scope of License. Subject to the terms and conditions set forth in this Agreement, Licensor grants to Licensee a non-exclusive, non-transferable license to use the Trademark.

Non-Assignment. Licensee acknowledges and agrees that the rights granted to Licensee by and obtained by Licensee as a result of or in connection with this Agreement are license rights only, and nothing contained in this Agreement constitutes or shall be construed to be an assignment of any or all of Licensor's rights in the Trademark. Licensor prior to implementation of such alteration, modification, or change.

2. Use of Trademark.

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Trademark Format. Licensor retains the right to specify, from time to time, the format in which Licensee shall use and display the Trademark, and Licensee shall only use or display the Trademark in a format approved by Licensor.

Proper Notice and Acknowledgment. Every use of the Trademark by Licensee shall incorporate in an appropriate manner an "R" enclosed by a circle or the phrase "Reg. U.S. Pat. & Tm Off.".

Impairment  of Licensor's Rights. Licensee shall not at any time, whether during or after the term of this Agreement, do or cause to be done any act or thing challenging, contesting, impairing, invalidating, or tending to impair or invalidate any of Licensor's rights in the Trademark or any registrations derived from such rights.

Licensor's Rights and Remedies.  Licensee acknowledges and agrees that Licensor has, shall retain, and may exercise, both during the term of this Agreement and thereafter, all rights and remedies. available to Licensor, whether derived from this Agreement, from statute, or otherwise, as a result of or in connection with Licensee's breach of this Agreement, misuse of the Trademark, or any other use of the Trademark by Licensee which is not expressly permitted by this Agreement.

3. Term and Termination.

Term. The term of this Agreement shall be for one years from the Effective Date; provided, however, that either party may terminate this Agreement, with or without cause, by delivering written notice of termination to the other party, and, unless a later date is specified in such notice, termination shall be effective five days after the date such notice is given.

Termination for Cause. Notwithstanding the provisions of Section 4.1 of this Agreement, this Agreement and all rights granted hereby, including but not limited to Licensee's right to use the Trademark, shall automatically terminate without notice from Licensor if (i) Licensee attempts to assign, sub-license, transfer or otherwise convey, without first obtaining Licensor's written consent, any of the rights granted to Licensee by or in connection with this Agreement; (ii) Licensee fails to obtain Licensor's approval of Licensee's use of the Trademark in accordance with Section 2 of this Agreement; (iii) Licensee uses the Trademark in a manner in violation of, or otherwise inconsistent with, the restrictions imposed by or in connection with Section 3 of this Agreement; or (iv) Licensee uses the Trademark in a manner not expressly permitted by this Agreement.

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Effect of Termination. All rights granted by this Agreement, including, without limitation, Licensee's right to use the Trademark, shall expire upon termination of this Agreement, and upon termination Licensee shall immediately cease and desist from all further use of the Trademark.

4. Payment

Licensee shall pay the Licensor $72,500 upon signing this agreement. This fee shall be fully earned by the Licensor immediately. During the term of the agreement, the licensee shall pay Licensor a 3% Royalty fee based on the total revenue earned by the licensee on equipment sold using the Licensee's Tradmarks

5. Miscellaneous.

Assignment. Licensee shall not assign, sublicense, transfer, or otherwise convey Licensee's rights or obligations under this Agreement without Licensor's prior written consent. Licensee shall indemnify and hold harmless Licensor against all liability, costs, and expenses, including but not limited to a reasonable attorneys' fee, arising out of or in connection with claims relating to an attempted assignment, sublicense, transfer, or other conveyance of Licensee's rights and obligations.

Entire Agreement. This Agreement supersedes all previous agreements, understandings, and arrangements between the parties, whether oral or written, and constitutes the entire agreement between the parties.

Amendments. This Agreement may not be modified, amended, altered, or supplemented except by an agreement in writing executed by the parties hereto.

Waivers. The waiver by either party of a breach or other violation of any provision of this Agreement shall not operate as, or be oonstrued to be, a waiver ofany  subsequent breach of the same or other provision of this Agreement.

Notice. Unless otherwise provided herein, any notice, demand, or communication required, permitted, or desired to be given hereunder shall be in writing and shall be delivered by hand, by telex or telecopy, by facsimile, or by registered or prepaid certified mail through the United States postal service, return receipt requested.

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Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

Articles and Other Headings.  The articles and other headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of the terms of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

Trans-Lux Corporation
/s/ Jean-Marc L. Allain
Jean-Marc L. Allain
CEO

Trans-Tech LED Co. Ltd.
/s/ Stone Shi
Stone Shi
CEO

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